Exhibit 10.10

LITIGATION FUNDING AGREEMENT

This Litigation Funding Agreement is made as of the 15th day of December 2016, among [CONFIDENTIAL TREATMENT REQUESTED] located at[CONFIDENTIAL TREATMENT REQUESTED], PRISM TECHNOLOGIES LLC, located at 2323 S. 171st Street, Suite 106, Omaha, Nebraska 68130 (“Claimant”), and [CONFIDENTIAL TREATMENT REQUESTED], as collateral agent for [CONFIDENTIAL TREATMENT REQUESTED] (“Collateral Agent”).

RECITALS

A.	WHEREAS, Claimant has requested funding and [CONFIDENTIAL TREATMENT REQUESTED] is prepared to provide funding to Claimant; and

B.	WHEREAS, in exchange for the funding, Claimant wishes to grant to [CONFIDENTIAL TREATMENT REQUESTED] a share of any Litigation Proceeds.

NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree to be bound as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Exhibit A or otherwise as specifically defined in this Agreement.

2.	FUNDING

2.1.

General. Upon the terms and subject to the conditions set forth in this Agreement, [CONFIDENTIAL TREATMENT REQUESTED] shall fund $500,000 in accordance with the terms set forth in Exhibit B. Such funding shall be on a non-recourse basis except to the extent of the Principal Protection set forth on Exhibit C. The parties may agree to fund an additional $500,000 at the parties’ mutual option.

2.2.

Use of Funding. Claimant shall use the funding for operating expenses. Under no circumstances may any amounts funded by [CONFIDENTIAL TREATMENT REQUESTED] be used to pay any claims that are subordinated to the Secured Obligations or are secured by a security interest in any Collateral junior to the security interest of[CONFIDENTIAL TREATMENT REQUESTED] in the Collateral.

2.3.

No Affirmative Liability. Under no circumstances shall [CONFIDENTIAL TREATMENT REQUESTED] have any obligation to pay any sums awarded against Claimant, including fees, costs or awards, nor shall [CONFIDENTIAL TREATMENT REQUESTED] be otherwise liable in tort or contract for any obligations of Claimant to any Defendant in respect of any of the Claims.

3.	RECEIPT OF LITIGATION PROCEEDS

3.1.

Trust Account. Claimant shall cause the Lawyers (a) to arrange to receive any and all Litigation Proceeds; (b) to receive any and all Litigation Proceeds in cash unless otherwise agreed by [CONFIDENTIAL TREATMENT REQUESTED]; (c) for any and all cash Litigation Proceeds received by the Lawyers immediately to be deposited into a separate trust account (the “Trust Account”) established by the Lawyers at a depositary bank acceptable to [CONFIDENTIAL TREATMENT REQUESTED]; (d) not cause or permit the funds in the Trust Account to be commingled with any other funds that are not Litigation Proceeds; (e) not to disburse the funds in the Trust Account except in accordance with this Agreement; and (g) to hold any non-cash Litigation Proceeds in trust for the benefit of [CONFIDENTIAL TREATMENT REQUESTED], the Lawyers and Claimant.

3.2.

Claimant’s Receipt of Litigation Proceeds. If, notwithstanding Section 3.1, Claimant directly or indirectly receives any Litigation Proceeds, Claimant will pay the Litigation Proceeds consisting of cash over, together with any amount in cash equal to the reasonable market value of any non-cash Litigation Proceeds received, to the Lawyers to be deposited into the Trust Account and held and disbursed in accordance with this Agreement. If there is a dispute regarding the appropriate valuation of any non-cash portion of the Litigation Proceeds, then the dispute shall be resolved pursuant to Article 13.

4.	APPLICATION OF LITIGATION PROCEEDS

4.1.

Payment Waterfall. Claimant shall cause the Lawyers promptly to pay to [CONFIDENTIAL TREATMENT REQUESTED] out of the Trust Account all Investment Returns, as and when any Litigation Proceeds are received (once such funds clear or otherwise become available), in accordance with Exhibit C. If no Litigation Proceeds are obtained from the Litigation, then [CONFIDENTIAL TREATMENT REQUESTED] will not be entitled to its financial return and Claimant will owe [CONFIDENTIAL TREATMENT REQUESTED] nothing, provided that [CONFIDENTIAL TREATMENT REQUESTED] shall be entitled to the Principal Protection set forth on Exhibit C.

4.2.

Taxes. Claimant is liable for and shall pay any and all Taxes (other than taxes imposed upon [CONFIDENTIAL TREATMENT REQUESTED] as a consequence of [CONFIDENTIAL TREATMENT REQUESTED]’s income) on the Litigation Proceeds or as a consequence of any Settlement including, to the extent applicable, any Tax payable with respect to forgiveness of indebtedness or other comparable or similar Tax liability resulting from relief from a liability or obligation rather than an affirmative receipt of money or other value.

4.2.1.

No Tax payment, liability or obligation of Claimant shall operate to reduce any amount payable to [CONFIDENTIAL TREATMENT REQUESTED] under this Agreement. If any such reduction or withholding is required by law, Claimant shall (a) promptly notify [CONFIDENTIAL TREATMENT REQUESTED] upon becoming aware of the required deduction or withholding; (b) pay to the relevant authorities (within the time allowed) the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by Claimant to [CONFIDENTIAL TREATMENT REQUESTED] under this clause); (c) promptly provide [CONFIDENTIAL TREATMENT REQUESTED] an official receipt (or a certified copy or such other evidence reasonably acceptable to [CONFIDENTIAL TREATMENT REQUESTED]), evidencing the relevant withholding and payment to such authorities; and (d) pay to [CONFIDENTIAL TREATMENT REQUESTED] such additional amounts as are necessary to ensure that (after making any such withholdings or deductions) the net amount actually received by [CONFIDENTIAL TREATMENT REQUESTED] in respect of the payment due from Claimant equals the amount [CONFIDENTIAL TREATMENT REQUESTED] would have received if no such withholdings or deductions had been required.

4.2.2.

[CONFIDENTIAL TREATMENT REQUESTED] may, but shall not be obligated to, pay any Tax liability or obligation of Claimant with respect to the Claim, the Litigation or any Settlement that Claimant fails to pay timely and in full. Claimant shall be liable to reimburse [CONFIDENTIAL TREATMENT REQUESTED], upon demand, for any such payment plus interest thereon at the annual rate of 6%, compounded quarterly, calculated from the date of such payment until reimbursement by Claimant in full (whether before or after judgment). If [CONFIDENTIAL TREATMENT REQUESTED] pays any such Tax liability or obligation of Claimant, all amounts payable by Claimant under this Paragraph 4.2.2 shall be in addition to all other amounts payable by Claimant to [CONFIDENTIAL TREATMENT REQUESTED] pursuant to this Agreement including any Investment Return.

5.	SETTLEMENT

5.1.	Right to Settle. Subject to the provisions of this Article 5, Claimant shall have the sole and exclusive right to Settle the Claims or the Litigation.

5.2.	[CONFIDENTIAL TREATMENT REQUESTED]

5.3.	[CONFIDENTIAL TREATMENT REQUESTED]

5.3.1.	[CONFIDENTIAL TREATMENT REQUESTED]

5.3.2.	[CONFIDENTIAL TREATMENT REQUESTED]

6.	CONFIDENTIALITY AND PROVISION OF DOCUMENTS

6.1.	[CONFIDENTIAL TREATMENT REQUESTED]

6.2.	[CONFIDENTIAL TREATMENT REQUESTED]

6.2.1.	[CONFIDENTIAL TREATMENT REQUESTED]

6.2.2.	[CONFIDENTIAL TREATMENT REQUESTED]

6.3.	[CONFIDENTIAL TREATMENT REQUESTED]

6.4.	[CONFIDENTIAL TREATMENT REQUESTED]

6.5.	[CONFIDENTIAL TREATMENT REQUESTED]

6.6.	[CONFIDENTIAL TREATMENT REQUESTED]

7.	ADDITIONAL COVENANTS OF CLAIMANT

7.1.	[CONFIDENTIAL TREATMENT REQUESTED]

7.2.	[CONFIDENTIAL TREATMENT REQUESTED]

7.2.1.	[CONFIDENTIAL TREATMENT REQUESTED]

7.2.2.	[CONFIDENTIAL TREATMENT REQUESTED]

7.2.3.	[CONFIDENTIAL TREATMENT REQUESTED]

7.2.4.	[CONFIDENTIAL TREATMENT REQUESTED]

7.2.5.	[CONFIDENTIAL TREATMENT REQUESTED]

7.3.

Inspections. Subject to Article 6, upon reasonable advance written notice, at [CONFIDENTIAL TREATMENT REQUESTED]’s expense, and no more frequently than once per calendar quarter, Claimant will permit any representatives designated by [CONFIDENTIAL TREATMENT REQUESTED] to visit and inspect the financial records and the properties of Claimant.

7.4.

Financial Statements and Reporting. Claimant shall maintain a standard system of accounting that complies with GAAP and shall provide the following periodic financial reports, prepared in accordance with GAAP, to [CONFIDENTIAL TREATMENT REQUESTED]:

7.4.1.

Within 120 days after the end of each fiscal year of Claimant, an audited balance sheet and related statements of income, owners’ equity and cash flows showing the financial condition of Claimant as of the close of such fiscal year, such audit to be performed by an independent, certified public accounting firm of recognized national standing; and

7.4.2.

Within 45 days after the end of each of the first three (3) fiscal quarters of each of Claimant’s fiscal years, an unaudited balance sheet and related statements of income, owners’ equity and cash flows showing the financial condition of Claimant as of the close of such fiscal quarter, and the results of its operations during such fiscal quarter and the last portion of such fiscal year, subject only to normal year-end audit adjustments.

7.5.

Truth and Completeness of Representations and Warranties. Claimant’s representations and warranties to [CONFIDENTIAL TREATMENT REQUESTED] in this Agreement shall remain true, correct and complete at all times during the term of this Agreement.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	Mutual Representations and Warranties. Each party represents, warrants and acknowledges to the other, as of the date hereof, that:

8.1.1.	It has full right, power and authority, and has taken all action necessary, to execute and deliver this Agreement, and to perform its obligations hereunder;

8.1.2.	This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms;

8.1.3.

No notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other Person is or will be required for it to execute, deliver, and perform its obligations under this Agreement;

8.1.4.	It has had this Agreement reviewed by competent counsel and has received advice regarding the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

8.1.5.	The other party has not given any investment advice or rendered any opinion to it as to whether entering into this Agreement in exchange for the rights received is prudent; and

8.1.6.	It has received independent and appropriate tax advice in connection with this Agreement and, on the basis of that advice, is entering into this Agreement.

8.2.

Claimant’s Additional Representations, Warranties and Covenants. Claimant represents and warrants to and covenants in favor of [CONFIDENTIAL TREATMENT REQUESTED] that, at all times during the term of this Agreement:

8.2.1.

The making and performance by it of this Agreement do not and will not violate any charter, bylaw or other organizational agreement of Claimant, any law or regulation applicable to Claimant, or any other agreement or instrument by which Claimant is bound;

8.2.2.

Claimant is the sole legal and beneficial owner of, and has good title to, the Claims and Patents free and clear of, except as disclosed on Exhibit E hereto, any (a) mortgage, pledge, lien, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (b) purchase or option agreement or arrangement; (c) subordination agreement or arrangement; (d) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect, in each case other than as previously disclosed to [CONFIDENTIAL TREATMENT REQUESTED];

8.2.3.

Except as disclosed on Exhibit E hereto, Claimant will not cause, permit or assert over or otherwise attach to the Claims or the Litigation Proceeds any (a) mortgage, pledge, lien, charge, hypothecation, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (b) purchase or option agreement or arrangement; (c) subordination agreement or arrangement; (d) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect;

8.2.4.

Except as disclosed on Exhibit E hereto, Claimant has not made or entered into and shall not make or enter into any assignment, trust arrangement, security, sale, transfer or sub-participation or local law equivalent of its right, title or interest in the Claims or the Litigation Proceeds, and there are no agreements (whether in writing or oral) between Claimant and another Person granting or agreeing to grant a contingent interest in, or granting or agreeing to grant a right to payment determined by reference to, the Litigation Proceeds other than this Agreement;

8.2.5.	Claimant has not taken and shall not take any steps or execute any documents which would materially or adversely affect the Claims or the recoverability of the Litigation Proceeds;

8.2.6.

Claimant has not engaged, and shall not engage, in any acts or conduct or make any material omissions, agreements or arrangements that would result in [CONFIDENTIAL TREATMENT REQUESTED] receiving less payment or less favorable treatment in respect of the Claims or the Litigation Proceeds than as set forth in this Agreement;

8.2.7.

Claimant has not recouped or set off or agreed to recoup or set off, and shall not agree to do so, any amounts against the Claims or the Litigation Proceeds and no rights of recoupment or set-off of, or similar rights against Claimant exist which will permit any recoupment or set-off of or counterclaim against the Claims or the Litigation Proceeds except as set forth in this Agreement or as has been otherwise disclosed in writing to [CONFIDENTIAL TREATMENT REQUESTED];

8.2.8.

Claimant is not a debtor in a bankruptcy case or other insolvency proceeding, and, to its knowledge, no commencement of an involuntary bankruptcy case or other insolvency proceeding has been threatened against it;

8.2.9.	[CONFIDENTIAL TREATMENT REQUESTED]

8.2.10.

Except for the actions relating to the Claims and any listed in Exhibit E, no litigation has been commenced by or against or, to the best of its knowledge, is threatened against Claimant which may materially adversely affect the Claims or the recoverability of the Litigation Proceeds;

8.2.11.	Claimant has the full power and authority to bring the Claims, pursue the Litigation and direct the Lawyers; and

8.2.12.

Neither Claimant nor the Lawyers have failed to disclose to [CONFIDENTIAL TREATMENT REQUESTED] any fact or facts of which they are aware that would, if [CONFIDENTIAL TREATMENT REQUESTED] had been so advised, be reasonably expected, individually or in the aggregate, to have led [CONFIDENTIAL TREATMENT REQUESTED] not to enter into this Agreement.

9.	DURATION OF AGREEMENT

9.1.	Subject to Article 10, this Agreement commences on the date hereof and, absent Termination, continues in effect until:

9.1.1.	Final Resolution; and

9.1.2.	Claimant has complied with all of its obligations pursuant to this Agreement; and

9.1.3.	all Litigation Proceeds (if any) have been fully disbursed in accordance with this Agreement; and

9.1.4.	If applicable, Claimant’s obligations with respect to Principal Protection set forth in Exhibit C have been satisfied.

10.	TERMINATION RIGHTS

10.1.	[CONFIDENTIAL TREATMENT REQUESTED]

10.1.1.	[CONFIDENTIAL TREATMENT REQUESTED]

10.1.2.	[CONFIDENTIAL TREATMENT REQUESTED]

10.1.3.	[CONFIDENTIAL TREATMENT REQUESTED]

10.1.4.	[CONFIDENTIAL TREATMENT REQUESTED]

10.2.

By Claimant. Claimant shall have the right, but not the obligation, to terminate this Agreement (other than Claimant’s obligations to pay or disburse the Litigation Proceeds in accordance with this Agreement) upon twenty (20) days’ written notice to [CONFIDENTIAL TREATMENT REQUESTED] from and after a failure by [CONFIDENTIAL TREATMENT REQUESTED] to fulfill its Funding Amount or any material breach of [CONFIDENTIAL TREATMENT REQUESTED]’s obligations under Article 6 so long as such failure or material breach is continuing at the end of the twenty (20) day period.

10.3.	[CONFIDENTIAL TREATMENT REQUESTED]

10.3.1.	[CONFIDENTIAL TREATMENT REQUESTED]

10.3.2.	[CONFIDENTIAL TREATMENT REQUESTED]

10.3.3.	[CONFIDENTIAL TREATMENT REQUESTED]

10.3.4.	[CONFIDENTIAL TREATMENT REQUESTED]

10.4.

Continued Performance. Unless and until this Agreement is terminated under this Article 10, each party shall continue to perform its obligations under this Agreement notwithstanding the existence of any dispute between the parties and without prejudice to any adjustment to any party’s rights or obligations.

11.	INDEMNIFICATION

11.1.

Indemnity of [CONFIDENTIAL TREATMENT REQUESTED]. Claimant shall indemnify and defend [CONFIDENTIAL TREATMENT REQUESTED] and its shareholders, officers, directors, employees, representatives, Collateral Agent and Affiliates (collectively, “Indemnitees”) against any and all actions, losses, costs, charges, damages, claims, sanctions, penalties, expenses (including attorneys’ fees and costs of experts and advisors) and awards including any sums awarded against Claimant (each a “claim”) and that arises from any claim or action by any third party and which any Indemnitee has sustained or may sustain at any time for reason of: (i) the breach of, inaccuracy of, or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations or covenants of Claimant in this Agreement or in any Exhibits or documents delivered by Claimant pursuant to or in connection with this Agreement, the Litigation or the Claims; (ii) any costs, sanctions, awards or penalties assessed or awarded against [CONFIDENTIAL TREATMENT REQUESTED] in connection with the Litigation or the Claims other than those relating to a breach of warranty or representation of [CONFIDENTIAL TREATMENT REQUESTED] or caused by an act of [CONFIDENTIAL TREATMENT REQUESTED] that constitutes fraud, gross negligence or willful misconduct.; or (iii) any litigation other than the Litigation (including the Claimant’s infringement matter against Software Product Activation) arising from or relating to the Claims or facts underlying the Claims or Claimant’s business operations.

11.2.

Procedure. Any Indemnitee who receives notice of a claim for which it will seek indemnification hereunder shall promptly notify Claimant of such claim in writing. Claimant shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the Indemnitee but shall not have the right to settle or compromise any claim or action without consent of Indemnitee. Where the Claimant assumes the defense of such action, Indemnitee shall have the right to participate in such defense with its own counsel at its cost.

12.	SECURITY AGREEMENT

12.1.

Grant of Security Interest. As security for the payment and performance in full of the Secured Obligations, Claimant hereby grants, assigns and pledges to Collateral Agent for the benefit of [CONFIDENTIAL TREATMENT REQUESTED], its successors and assigns, a security interest, in any and all right, title or interest of Claimant in or to any and all of the following assets and properties now owned or at any time hereafter acquired by Claimant or in which Claimant now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

12.1.1.	the Claims and the Judgment;

12.1.2.	the Litigation Proceeds;

12.1.3.	all claims and proceeds in connection with or resulting from the Other Prism Cases;

12.1.4.	a true and correct copy of Claimant’s books, records and evidentiary materials pertaining to the Claims, all of which are stipulated as accurate by Claimant; and

12.1.5.	to the extent not otherwise included, all Proceeds of any and all of the foregoing.

12.2.

Continuing Security Interest. Claimant acknowledges and agrees that the security interest of Collateral Agent in the Collateral constitutes continuing collateral security for all of the Secured Obligations.

12.3.

Financing Statements. Claimant hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any file office in any jurisdiction that Collateral Agent deems advisable (a) any Uniform Commercial Code financing statement providing the name of Claimant as debtor, Collateral Agent as secured party and indicating the Collateral as collateral covered by the financing statement and (b) any other notice, filing or other document that Collateral Agent deems necessary or advisable to perfect or protect the security interest or to maintain its first priority. To the extent that any filed financing statement referred to above is required to be modified in order to make the description of collateral provided for therein more consistent with the Collateral description provided herein, [CONFIDENTIAL TREATMENT REQUESTED] agrees that it shall file amendments to any such financing statements requested by Claimant from time-to-time in furtherance of such purpose.

12.4.	Representations and Warranties. Claimant represents and warrants to [CONFIDENTIAL TREATMENT REQUESTED] that:

12.4.1.

Claimant’s place of business or, if it has more than one, its chief executive office is at the address stated in the preamble to this Agreement. Claimant’s exact corporate or other organizational name, the jurisdiction of its incorporation or other organization, and the identification number given by its jurisdiction of incorporation or other organization is set forth in Exhibit E;

12.4.2.	Claimant has not in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any trade name not disclosed in Exhibit E;

12.4.3.	Claimant has not acquired any of the Claims from any other Person except as disclosed in Exhibit E;

12.4.4.	Claimant has the right, power and authority to grant to Collateral Agent a security interest in the Collateral;

12.4.5.

The security interest granted by Claimant pursuant to this Agreement constitutes (a) a legal and valid security interest which is enforceable against the Collateral in which Claimant now has rights and will create a security interest which is enforceable against the Collateral in which Claimant hereafter acquires rights at the time Claimant acquires any such rights; and (b) when properly perfected by the filing of a financing statement or otherwise, the security interest shall constitute a perfected security interest in the Collateral, in which Claimant now has rights, and will have a perfected security interest in the Collateral in which Claimant hereafter acquires rights at the time Claimant acquires any such rights, to the extent that a security interest may be perfected by the filing of a financing statement or otherwise. The security interest of Collateral Agent in the Collateral is and shall be prior to any other lien on or security interest in any of the Collateral; and

12.4.6.

Except as set forth on Exhibit E, Claimant has not filed or consented to the filing of any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, which financing statement or analogous document, has not been terminated.

12.5.

Covenants. So long as [CONFIDENTIAL TREATMENT REQUESTED] shall have any commitment to provide any funds under this Agreement or any of the Secured Obligations shall remain unpaid or unsatisfied, Claimant shall:

12.5.1.

At its own cost and expense, take any and all actions necessary to defend its title to the Collateral against all parties and to defend the security interest of Collateral Agent in the Collateral and the priority thereof against any lien or security interest; and

12.5.2.

Not change its name, its state of organization or entity structure, nor move the location of its chief executive offices or its records concerning the Collateral unless Claimant shall have given [CONFIDENTIAL TREATMENT REQUESTED] at least 30 days’ prior written notice of the move or change.

12.6.	Remedies and Applications of Proceeds.

12.6.1.

If Claimant fails to pay or perform any of the Secured Obligations when due to be paid or performed, the failure shall constitute a default under this Agreement for the purposes of Part 6 of Article 9 of the UCC and Collateral Agent, for the benefit of [CONFIDENTIAL TREATMENT REQUESTED], shall have, in addition to all other rights and remedies granted to it in this Agreement, all rights and remedies of a secured party under the UCC and other applicable law.

12.6.2.

The cash proceeds actually received from the sale or other disposition or collection of Collateral may be applied to the expenses of the sale or other disposition or collecting, including to the reimbursement of legal fees and expenses. After such application, any cash proceeds resulting from the sale or other disposition or collection shall be applied in accordance with Exhibit C, with [CONFIDENTIAL TREATMENT REQUESTED] agreeing that its recourse to the cash proceeds after such application shall be solely to the amounts to which [CONFIDENTIAL TREATMENT REQUESTED] is entitled in accordance with Exhibit C.

12.7.	Certain Waivers. Claimant waives, to the fullest extent permitted by applicable law:

12.7.1.

except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, any duty of [CONFIDENTIAL TREATMENT REQUESTED] or Collateral Agent as to the preservation of any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral;

12.7.2.	any right to require [CONFIDENTIAL TREATMENT REQUESTED] or Collateral Agent to marshal any of the Collateral or other collateral or security for any of the Secured Obligations; and

12.7.3.

any right to require [CONFIDENTIAL TREATMENT REQUESTED] or Collateral Agent (a) to proceed against any party, (b) to exhaust any other collateral or security for any of the Secured Obligations, (c) to pursue any remedy to the exclusion of any other remedy, or (d) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral.

12.8.

Appointment of Agent. [CONFIDENTIAL TREATMENT REQUESTED] hereby appoints Collateral Agent as its collateral agent hereunder. The collateral agent shall accept instructions only from [CONFIDENTIAL TREATMENT REQUESTED]. The Collateral Agent shall have no rights or duties except as set forth herein.

13.	GOVERNING LAW; JURISDICTION AND VENUE; DISPUTES

13.1.

Governing Law. This Agreement is entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and fully to be performed in such state. Conflict of laws rules that would require the application of the law of any other jurisdiction shall not apply.

13.2.	Arbitration of Disputes. All disputes, claims or causes of action between the parties arising out of or relating to this Agreement shall be resolved in accordance with Exhibit F.

14.	NOTICES

14.1.

Method. All notices given under this Agreement shall be in writing and may be served personally or by recognized overnight courier such as FedEx to the respective party’s address for service set forth in the heading of this Agreement (or to such party’s alternate address provided to the other party by effective notice), or by facsimile or email; provided that notices of breach or Termination may not be given by facsimile or by email.

14.2.

Receipt. A notice shall be considered to have been received on the first business day after it is sent by overnight courier for next business day delivery and on the day it is transmitted by facsimile or email.

15.	ACKNOWLEDGEMENT

15.1.	By executing this Agreement Claimant acknowledges that:

15.1.1.	[CONFIDENTIAL TREATMENT REQUESTED] recommended to Claimant that Claimant obtain legal advice as to the meaning and effect of this Agreement;

15.1.2.	Claimant has received and read [CONFIDENTIAL TREATMENT REQUESTED]’s “Funding Overview”; and

15.1.3.

[CONFIDENTIAL TREATMENT REQUESTED] is not a law firm; neither [CONFIDENTIAL TREATMENT REQUESTED] nor its representatives or Affiliates are engaged in the practice of law or any other professional activity; [CONFIDENTIAL TREATMENT REQUESTED] is not providing any legal advice to Claimant; and Claimant has not and shall not rely on [CONFIDENTIAL TREATMENT REQUESTED] or its Affiliates for legal, tax, accounting or other professional advice.

16.	GENERAL

16.1.

Interpretation. Section headings in this Agreement are for convenient reference only and shall not affect the interpretation or construction of this Agreement. The singular includes the plural in this Agreement and vice versa. Examples and words like “including” are deemed to mean “without limitation”. All references in this Agreement to Articles, Sections, Paragraphs and Exhibits are references to the relevant provisions of this Agreement.

16.2.

Merger Clause. This Agreement shall constitute the entire agreement between the parties, and shall supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof. If the parties entered into any earlier agreements (other than a confidentiality agreement), those agreements are hereby terminated and this Agreement shall be the sole agreement governing the parties’ relationship. A prior confidentiality agreement is not superseded by this Agreement and continues in full force and effect. However, to the extent that there is a conflict between this Agreement and the confidentiality agreement, this Agreement will control.

16.3.

Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, and legal representatives. All representations, warranties, covenants and indemnities made herein shall survive the execution and delivery of this Agreement. Neither this Agreement, nor any rights, interests, obligations and duties arising hereunder, may be assigned or otherwise conveyed (a) by Claimant except as expressly provided herein without the express consent in writing of [CONFIDENTIAL TREATMENT REQUESTED], or (b) by [CONFIDENTIAL TREATMENT REQUESTED] except that Assignee shall not be adverse or in conflict with Claimant and except as expressly provided herein without the express consent in writing of Claimant; provided that, without Claimant’s consent, [CONFIDENTIAL TREATMENT REQUESTED] may (i) assign its rights and obligations under this Agreement to a Subsidiary, (ii) provide co-investment participations in or to all or a portion of its rights and obligations under this Agreement and (iii) exercise any rights as secured party with respect to the Collateral.

16.4.

Independent Parties. The parties are independent contractors to one another with respect to this Agreement and neither party shall be deemed to be an agent, employee or joint venturer of the other by virtue of this Agreement. Nothing in this Agreement shall constitute the Claimant and [CONFIDENTIAL TREATMENT REQUESTED] as partners or fiduciaries of one another. Neither party shall have any power, right or authority to bind the other to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other, or make any promises or representations on behalf of the other, except as expressly set forth herein.

16.5.

Amendment; Waiver. This Agreement shall not be amended, and no term or provision of this Agreement may be waived, except in writing signed by a duly authorized representative of each party. No delay on the part of a party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or remedy by a party shall preclude any further exercise thereof.

16.6.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be delivered by any party by facsimile or other electronic means and any copy so delivered shall be deemed to be an original.

16.7.

Severability. If any provision of this Agreement, or the application thereof to any Person or circumstances, is or becomes invalid or unenforceable, the remaining provisions will not be affected and each remaining provision shall remain valid and be enforceable to the full extent permitted by applicable law.

16.8.

Further Assurances. Each party will promptly execute all documents and do all things that another party from time to time reasonably requires to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it. Other than as provided in Article 10, neither party shall take any action, or omit to take any action, that is reasonably likely to have a Material Adverse Effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective duly authorized representatives.

PRISM TECHNOLOGIES LLC	[CONFIDENTIAL TREATMENT REQUESTED]

By:
Name:	By:
Title:	Name: [CONFIDENTIAL TREATMENT REQUESTED

Title: Managing Director

PRISM TECHNOLOGIES LLC	[CONFIDENTIAL TREATMENT REQUESTED]

By:	By:
Name:	Name: [CONFIDENTIAL TREATMENT REQUESTED]

Title:	Title: Company Secretary

[CONFIDENTIAL TREATMENT REQUESTED]
By:
Name:
Title:

EXHIBIT A

DEFINITIONS

“AAA”	The American Arbitration Association or its successor.

“Actual Funding”	The aggregate principal portion of the Funding Amount actually paid by [CONFIDENTIAL TREATMENT REQUESTED] pursuant to this Agreement up to and including the date of Termination.

“Affiliates”

Includes the directors, officers, employees, auditors and financiers of [CONFIDENTIAL TREATMENT REQUESTED] or the Claimant as well as any parent or subsidiary of [CONFIDENTIAL TREATMENT REQUESTED] or the Claimant that controls or is controlled by [CONFIDENTIAL TREATMENT REQUESTED] or the Claimant.

“Agreement”	This agreement between the Claimant and [CONFIDENTIAL TREATMENT REQUESTED], as amended from time to time, in accordance with Section 16.5, including all Exhibits.

 [CONFIDENTIAL TREATMENT REQUESTED]

“ Reimbursable Costs”	Has the meaning set forth on Exhibit C.

“Claims”

The claims that Claimant has against each Defendant in connection with the infringement by the Defendants of the Patents and includes the claims of the Claimant made in the Litigation. The claims do not include any other claims by Claimant in the other pending infringement matter listed in Exhibit E.

“Collateral”	Shall have the meaning assigned to such term in Section 12.1.

[CONFIDENTIAL TREATMENT REQUESTED]

“Court”	The court or other tribunal in which the Litigation is conducted.

“Defendant”	Sprint Spectrum L.P., d/b/a Sprint PCS and any other party added to the Litigation referenced below.

“Disclosing Party”	The party to this Agreement who provides Confidential Information to the other party.

“Final Resolution”

The resolution of the Litigation which substantially concludes the Litigation with respect to Claimant pursuant to (i) a final, non-appealable, legal and valid judgment of the Court, or (ii) a Settlement agreement between Claimant and all Defendants.

“Funding Amount”	Shall have the meaning assigned to such term in Exhibit B.

“GAAP”	The generally accepted accounting principles in effect in the United States as issued from time to time by the Financial Accounting Standards Board.

“Indemnitees”	Shall have the meaning assigned to such term in Section 11.1.

[CONFIDENTIAL TREATMENT REQUESTED]

“Investment Return”	The fees or return payable to [CONFIDENTIAL TREATMENT REQUESTED], in accordance with Exhibit C, for making available the Funding Amount.

“Judgment”	Means the judgment issued by the United States District Court for the District of Nebraska in connection with the Litigation.

“Lawyers”

Kramer Levin Naftalis & Frankel LLP having an address at 1177 Avenue of The Americas New York, NY 10036 and/or any substitute or additional legal counsel engaged by Claimant with respect to the Claims or the Litigation and who are approved by [CONFIDENTIAL TREATMENT REQUESTED], which approval shall not be unreasonably withheld.

“Litigation”

The legal proceedings and any and all claims, actions and/or proceedings relating to or arising from the case captioned Prism Technologies LLC v Sprint Spectrum L.P. D/B/A/ Sprint PCS pending in the United States court of Appeals for the Federal Circuit, Case Nos. 16-1456 and 16-1457 (an appeal from the same case heard in the United States District Court for the District of Nebraska, Case No. 8:12-cv-00123) relating to the Claims against Defendant, including the Judgment, and any appeal or remand therefrom or proceedings in connection therewith and any new proceedings against any or all Defendants that may arise from the Claims.

“Litigation Expenses”

Any and all reasonable fees payable to the Lawyers for legal services related to the Litigation, and out-of-pocket costs related to the Litigation, including, among others, expert witness and consultant fees and costs.

“Litigation Proceeds”

Any and all consideration actually paid directly or indirectly to or for the benefit of Claimant by Defendant or received directly or indirectly by or for the benefit of Claimant from Defendant in connection with the Litigation (whether by judgment, Settlement, licensing or otherwise), including any damages (punitive or otherwise), penalties, interest and other amounts paid or property transferred in respect of the Litigation. Without limiting the generality of the foregoing, Litigation Proceeds shall be determined without taking into consideration (i) any fees or expenses incurred in connection with obtaining or collecting the Litigation Proceeds (including any contingency fees), and (ii) recoupments or set-offs of any kind, including any recoupments or set-offs in respect of any counterclaims or cross-claims asserted against Claimant by any party.

[CONFIDENTIAL TREATMENT REQUESTED]

“Other Prism Cases”	Shall have the meaning assigned thereto in Exhibit C.

“Patents”

Means all of United States Letters Patent No. 7,290,288 issued by the USPTO on October 30, 2007, United States Letters Patent No. 8,127,345 issued by the USPTO on February 28, 2012, and United States Letters Patent No. 6,516,416 issued by the USTPO on February 4, 2003, including all reissues, continuations, divisions, renewals or extensions of these patents.

“Person”

Any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust or other organization whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Principal Protection”	Shall have the meaning assigned thereto in Exhibit C.

“Proceeds”	Shall have the meaning assigned to such term in the UCC.

“Proportionate Investment Return”

The Proportionate Investment Return shall be all amounts owed by Claimant to [CONFIDENTIAL TREATMENT REQUESTED], if any, pursuant to Section 4.2, plus the Investment Return multiplied by the quotient of (i) Actual Funding divided by (ii) the Funding Amount.

“Protective Order”	A stipulated order to protect confidential information prepared by the parties to the Litigation and ordered by the Court.

“Recipient”	The party to this Agreement receiving Confidential Information from the other party.

“Secured Obligations”

Collectively: (i) the obligation of Claimant to pay the Investment Return or Proportionate Investment Return, respectively, to [CONFIDENTIAL TREATMENT REQUESTED], (ii) all other funding to Claimant, and debts, liabilities, obligations, covenants and duties of Claimant owing to [CONFIDENTIAL TREATMENT REQUESTED] now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent or due or to become due, arising under or in connection with this Agreement or any of the transactions contemplated thereby and including any interest due thereon and all fees, costs, and expenses incurred by [CONFIDENTIAL TREATMENT REQUESTED] in connection therewith; (iii) all debts, liabilities, obligations, covenants and duties of Claimant to pay or reimburse [CONFIDENTIAL TREATMENT REQUESTED] for all expenses including attorneys’ fees, incurred by [CONFIDENTIAL TREATMENT REQUESTED] in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws; and (iv) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against Claimant of any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws naming Claimant as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Settlement”

Any compromise, discontinuance, waiver, payment, release or other form of settlement whatsoever where value passes from or on behalf of a Defendant to or for the benefit of Claimant in circumstances in which the Litigation does not commence or continue as a result of or in connection with the passing of that value; and “Settle”, “Settles” and “Settled” have corresponding meanings.

“Subsidiary”	Any parent or subsidiary of a party to this Agreement that controls or is controlled by such party.

“Taxes”

Any and all applicable taxes, duties, charges or levies of any nature imposed by any taxing or other governmental or regulatory authority including income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable pursuant to any provision of state, local or foreign law.

“Termination”	Any termination of this Agreement in accordance with Article 10.

“Trust Account”	The account referred to in Section 3.1.

“UCC”

The Uniform Commercial Code as in effect on the date hereof in the State of New York or, in relation to the perfection or priority of a security interest, the Uniform Commercial Code that then governs under the choice of law rules applicable to questions of perfection or priority.

“USPTO”	Means the United States Patent and Trademark Office.

EXHIBIT B

FUNDING AMOUNT

1.	Funding Amount. In no event shall [CONFIDENTIAL TREATMENT REQUESTED]’s maximum funding hereunder exceed $500,000 (the “Funding Amount”).

2.

Payment Instruction. [CONFIDENTIAL TREATMENT REQUESTED] shall pay the $500,000 Funding Amount funding to Claimant by wire transfer within five (5) business days after execution by the parties of this Agreement to an account of the Claimant specified at the time of execution to [CONFIDENTIAL TREATMENT REQUESTED] in writing.

EXHIBIT C

INVESTMENT RETURN

1.

Investment Return. Subject only to the fees due the Lawyers but prior to payment of any other amounts from the Litigation Proceeds, Claimant shall cause the Lawyers to pay [CONFIDENTIAL TREATMENT REQUESTED] all amounts owed by Claimant to [CONFIDENTIAL TREATMENT REQUESTED] pursuant to Section 4.2, if any, plus the following (the “Investment Return”), without reduction, set-off or counterclaim:

1.1.	If Litigation Proceeds are received on or before the date eighteen (18) months from the date of the Funding Agreement, an amount equal to two-and-half (2.5) times the Funding Amount;

1.2.

If the Litigation Proceeds are received after the date eighteen (18) months from the date of the Funding Agreement an amount to three (3) times the Funding Amount (less amounts already paid to [CONFIDENTIAL TREATMENT REQUESTED]).

1.3.

In addition to the amounts provided for above, subject only to the fees due to the Lawyers, [CONFIDENTIAL TREATMENT REQUESTED] shall be paid $59,212 before any Litigation Proceeds are paid to Claimant or Lawyers (representing the costs incurred by [CONFIDENTIAL TREATMENT REQUESTED] in connection with the aborted [CONFIDENTIAL TREATMENT REQUESTED]transaction, such amount “[CONFIDENTIAL TREATMENT REQUESTED]’s Reimbursable Costs”).

2.

Payment to Lawyers. Once all Secured Obligations are fully and indefeasibly paid, the Lawyers will pay the balance out of the Trust Account, if any, in accordance with Claimant’s agreement with Lawyers.

3.	Principal Protection.

3.1

To the extent not recovered in the Litigation and subject only to the fees due to lawyers for Other Prism Cases, Claimant agrees that [CONFIDENTIAL TREATMENT REQUESTED] shall be entitled to be repaid its disbursed Funding Amount (1x the Funding Amount) from the proceeds (including license proceeds) of any Other Prism Case. “Other Prism Case” means any other claim or litigation in which Claimant has an interest, relating to patents in which Claimant has an interest on the date hereof, including, without limitation, Prism Technologies v, T-Mobile USA, Inc., Case No. 8:12-cv-00123-LES-TDT; Prism Technologies v. US Cellular Corp., Case No. 8:12-cv-00125-LES-TDT; and Prism Technologies v. Cellco Partnership et al., Case No. 8:12-cv-00126-LES-TDT.

3.2

Subject only to the fees due to lawyers for Other Prism Cases, any proceeds received by Claimant from any Other Prism Case shall be promptly paid to [CONFIDENTIAL TREATMENT REQUESTED] in an amount equal to (but not in excess of) [CONFIDENTIAL TREATMENT REQUESTED]’s Actual Funding Amount plus [CONFIDENTIAL TREATMENT REQUESTED]’s Reimbursable Costs, whether or not the Litigation has been resolved. Any such amounts paid to [CONFIDENTIAL TREATMENT REQUESTED] shall be credited against the Investment Return. Subject only to the fees due the lawyers of Other Prism Cases, [CONFIDENTIAL TREATMENT REQUESTED] shall have a priority return with respect to the proceeds of any Other Prism Case, and Claimant shall not take any action which would provide a third party with a payment position or collateral position senior to [CONFIDENTIAL TREATMENT REQUESTED]’s interest in such proceeds without [CONFIDENTIAL TREATMENT REQUESTED]’s express written consent.

4.

Right of First Offer. During the term of this Agreement, Claimant shall present [CONFIDENTIAL TREATMENT REQUESTED] with the first opportunity to propose commercially reasonable terms to finance all or any portion of any Other Prism Case, for which Claimant seeks funding from a third party.

EXHIBIT D

[CONFIDENTIAL TREATMENT REQUESTED]

Very truly yours,

PRISM TECHNOLOGIES LLC

By:

Name:

Title:

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT E

SECURITY AGREEMENT MATTERS
UCC FILING AND SEARCH INFORMATION

Claimant’s exact corporate or other organizational name: Prism Technologies LLC.

Claimant’s jurisdiction of incorporation or other organization: State of Nebraska.

Claimant’s identification number given by its jurisdiction of incorporation or organization:
State of Nebraska ID No. 9214933

Claimant’s prior names and trade names: None, other than those names listed above.

The same information as set forth above for each Person from whom Claimant acquired any of the Claims: Not applicable.

The following are exceptions to Sections 8.2.2, 8.2.3, 8.2.4 and 12.4.6 or, if there are no exceptions, the word “None” has been inserted:

The following is disclosed with respect to Sections 8.2.2, 8.2.3 and 8.2.4:

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT F

DISPUTE RESOLUTION

1.

All disputes between the parties shall be resolved solely and exclusively, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York. The arbitration shall be administered by the American Arbitration Association, or its successor (“AAA”), in accordance with its Commercial Arbitration Rules as modified by its Expedited Procedures (except that, regardless of the size of the dispute, procedure E-2 “Changes of Claim or Counterclaim” shall not apply). The appointed arbitrator may, in his or her reasonable discretion, extend the period for completion of the arbitration, but only by thirty (30) additional days. Any awards or orders in such arbitrations may be entered and enforced as judgments in federal courts of competent jurisdiction.

2.

By agreeing to these arbitration procedures, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation and to award any and all remedies that either party would be entitled to seek in a court of law.

3.

Nothing in this Agreement shall prevent a party hereto from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration, and, for such purposes, each party irrevocably consents to the jurisdiction of any federal court located within the County and State of New York and irrevocably agrees that all such actions or proceedings relating to this Agreement shall be litigated in such courts, waiving any defense of forum non conveniens and any right to jury trial in connection therewith.

4.	[CONFIDENTIAL TREATMENT REQUESTED]

4.1.	[CONFIDENTIAL TREATMENT REQUESTED]

4.2.	[CONFIDENTIAL TREATMENT REQUESTED]

4.2.1.	[CONFIDENTIAL TREATMENT REQUESTED]

4.2.2.	[CONFIDENTIAL TREATMENT REQUESTED]

4.2.3.	[CONFIDENTIAL TREATMENT REQUESTED]

4.2.4.	[CONFIDENTIAL TREATMENT REQUESTED]

4.3.	[CONFIDENTIAL TREATMENT REQUESTED].

5.

The costs and associated expenses of all arbitration proceedings, other than those with respect to Section 5.3, shall be borne equally by both parties. [CONFIDENTIAL TREATMENT REQUESTED] shall pay the cost and associated expenses for arbitration with respect to Section 5.3. The prevailing party in such arbitration shall be entitled to receive reimbursement from the other party of the prevailing party’s reasonable legal fees, costs and disbursements in connection with such arbitration.